Herman Miller Reports Third Quarter Fiscal 2016 Results

•	Organic net sales increase of 5.5%

•	24% growth in adjusted diluted earnings per share

•	Strong operating cash flow generation
Webcast to be held Thursday, March 17, 2016, at 9:30 AM ET

Release	Immediate
Date	March 16, 2016
Contact	Kevin Veltman (616) 654-3973 or kevin_veltman@hermanmiller.com
Jeff Stutz (616) 654-8538 or jeff_stutz@hermanmiller.com
Media: (616) 654-5977 or media_relations@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

NOTE: A data supplement with additional financial information relating to the periods covered by this press release is available for download from the company’s website at http://www.hermanmiller.com/about-us/investors.html.

Herman Miller, Inc. (NASDAQ: MLHR) today announced results for its third quarter ended February 27, 2016. Net sales in the quarter totaled $536.5 million, an increase of 3.9% from the same quarter last fiscal year. New orders in the third quarter of $508.8 million were 1.7% above the prior year level. On an organic basis, which adjusts for foreign currency translation, net sales and orders in the third quarter increased 5.5% and 3.3%, respectively, from the same quarter last fiscal year.

Herman Miller reported net earnings of $0.46 per share on a diluted basis in the third quarter. This compares to diluted earnings per share of $0.35 in the same quarter last fiscal year. Adjusted diluted earnings were $0.37 per share in the third quarter of last year. The translation impact from year-over-year changes in currency exchange rates had an unfavorable impact on earnings per share of approximately $0.02 in the third quarter of fiscal 2016.

Brian Walker, Chief Executive Officer, stated “We delivered strong performance this quarter, executing on our strategy of providing inspiring designs across an unrivaled multi-channel distribution network. Consolidated revenue growth was within the range we anticipated and overall profitability exceeded expectations, driven by continued gross margin expansion and well controlled operating expenses. Despite continued challenges specific to our Consumer business segment, our results this quarter demonstrate progress and we remain confident that the fundamental value drivers of that business will deliver improved performance and value going forward. We are particularly pleased with the continued strength of our North America business, demonstrating the clear impact of our investments in new products, refreshed showrooms, and solutions-based selling approach.”

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Third Quarter Fiscal 2016 Financial Results

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	2/27/2016	2/28/2015	% Chg.	2/27/2016	2/28/2015	% Chg.
Net Sales	$536.5	$516.4	3.9%	$1,682.3	$1,591.5	5.7%
Gross Margin %	38.7%	36.9%	N/A	38.6%	36.6%	N/A
Operating Expenses	$163.5	$151.2	8.1%	$494.1	$453.6	8.9%
Restructuring and Impairment Expenses	$—	$1.9	N/A	$—	$1.9	N/A
Operating Earnings %	8.3%	7.2%	N/A	9.2%	7.9%	N/A
Adjusted Operating Earnings % *	8.3%	7.6%	N/A	9.2%	8.7%	N/A
Adjusted EBITDA*	$56.0	$51.7	8.3%	$194.1	$175.7	10.5%
Net Earnings Attributable to Herman Miller, Inc.	$27.9	$21.0	32.9%	$96.1	$74.1	29.7%
Earnings Per Share – Diluted	$0.46	$0.35	31.4%	$1.59	$1.23	29.3%
Adj. Earnings Per Share – Diluted *	$0.46	$0.37	24.3%	$1.59	$1.35	17.8%
Orders	$508.8	$500.5	1.7%	$1,673.5	$1,589.6	5.3%
Backlog	$313.3	$316.6	(1.0)%
*Items indicated, as well as other measures that are "adjusted", represent non-GAAP measurements; see the reconciliations of non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release furnished on Form 8-K with the Securities and Exchange Commission.

Jeff Stutz, Chief Financial Officer, noted, "Strong overall earnings performance this quarter was highlighted by continued gross margin expansion driven by a range of factors, including supportive commodity costs, favorable product mix, and an ongoing focus on operational efficiency. We’re also pleased with the focus of our Herman Miller team members to continually balance the investments required for future growth with prudent control over operating expenses. These factors combined to drive a 24% year-over-year increase in adjusted earnings per share and robust operating cash flow generation.”

Herman Miller's consolidated gross margin in the third quarter of fiscal 2016 totaled 38.7%, representing a 180 basis point improvement over the level reported in the same quarter of last fiscal year.
Operating expenses in the third quarter were $163.5 million compared to $151.2 million in the same quarter a year ago. This represents a year-over-year increase of $12.3 million, the majority of which relates to spending on new product launch and marketing initiatives, higher incentive accruals and variability from higher net sales.
Herman Miller’s effective income tax rate in the third quarter was 29.8% compared to 33.6% in the same quarter last fiscal year. This tax rate is lower than the prior year due to higher U.S. tax incentives for manufacturing and research and development activities.

The company ended the third quarter with total cash and cash equivalents of $55.3 million. Cash flow generated from operations in the third quarter was $52.7 million compared to $29.1 million in the same quarter last fiscal year. Through the first nine months of fiscal 2016, operating cash flows were $125.9 million compared to $109.8 million during the same period of the prior year.

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Segment Sales and Orders Results

North American Furniture Solutions
Net sales for the third quarter of fiscal 2016 within Herman Miller’s North American reportable segment were $312.7 million, an increase of 5.6% from the same quarter last fiscal year. On an organic basis, excluding the negative impact of changes in foreign currency translation, segment sales increased 6.6% on a year-over-year basis. New orders in the third quarter totaled $296.3 million, an increase of 5.0% from the year ago period. On an organic basis segment orders in the third quarter were 6.1% higher than last year.

ELA Furniture Solutions
Net sales within the ELA segment totaled $98.9 million in the third quarter of fiscal 2016. This represents a 1.6% increase from the same quarter of last fiscal year. New orders in this segment totaled $94.5 million in the third quarter, representing a year-over-year decrease of 5.5%. On a constant-currency basis, segment sales increased 7.0%, while orders were 0.8% lower than the third quarter of last year.

Specialty
Net sales in the third quarter within Herman Miller’s Specialty segment totaled $54.7 million. This represents an 8.3% increase in sales from the same quarter last year, reflecting broad-based growth across the three Specialty brands - Geiger, Maharam and the Herman Miller Collection. New orders in the quarter of $53.5 million increased 0.6% from the year ago period.

Consumer
The Consumer segment reported net sales in the quarter of $70.2 million, which were 3.3% lower than last year. Orders in the third quarter of $64.5 million were 0.8% below the prior year. This year-over-year decrease in orders continues to reflect some ongoing pressures from previously outlined factors. However, the trend this quarter represents significant improvement from the relative order comparison in the second quarter.

Fourth Quarter Fiscal 2016 Guidance

Looking forward, Herman Miller expects net sales in the fourth quarter of fiscal 2016 to be in the range of $560 million to $580 million. On an organic basis, adjusted for the impact of foreign currency translation, this forecast implies sales growth of approximately 5% at the mid-point of the range. The year-over-year negative impact of foreign currency translation on net sales is expected to be approximately $6 million. Diluted earnings per share in the quarter are expected to range between $0.57 and $0.61 per share. This guidance reflects a net earnings benefit of approximately $0.06 per share associated primarily with an anticipated gain on the sale of a former manufacturing facility in the United Kingdom.
Supplemental Information and Webcast

The company has created a supplemental data report which provides additional information relevant to its quarterly results. This document can be accessed via a link on the Investors section of the company's website at http://www.hermanmiller.com/about-us/investors.html.

The company will host a live webcast to discuss the results of the third quarter of fiscal 2016 on Thursday, March 17, 2016, at 9:30 a.m. ET. To ensure your access to the webcast, you should allow extra time to visit the company’s website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

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About Herman Miller
Herman Miller is a globally recognized provider of furnishings and related technologies and services. Headquartered in West Michigan, the global company has relied on innovative design for over 100 years to solve problems for people wherever they work, live, learn, and heal. Herman Miller’s designs are part of museum collections worldwide, and the company is a past recipient of the Smithsonian Institution's Cooper Hewitt National Design Award. Known and respected for its leadership in corporate social responsibility, Herman Miller has been included in the Dow Jones Sustainability World Index for the past 12 years, and has earned the Human Rights Campaign Foundation’s top rating in its Corporate Equality Index for the past nine years. In fiscal 2015, the company generated $2.14 billion in revenue and employed over 7,000 people worldwide. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” likely,” “plans,” “projects,” and “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, the success of our growth strategy, employment and general economic conditions, the pace of economic recovery in the U.S., and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, our ability to expand globally given the risks associated with regulatory and legal compliance challenges and accompanying currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and the financial strength of our customers, our ability to locate new DWR studios, negotiate favorable lease terms for new and existing locations and the implementation of our studio portfolio transformation, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly-introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the pace and level of government procurement, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend or clarify forward-looking statements.

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Financial highlights for the quarter ended February 27, 2016, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share and common share data)

	Three Months Ended
	February 27, 2016		February 28, 2015
Net Sales	$536.5	100.0%	$516.4	100.0%
Cost of Sales	328.7	61.3%	325.9	63.1%
Gross Margin	207.8	38.7%	190.5	36.9%
Operating Expenses	163.5	30.5%	151.2	29.3%
Restructuring and Impairment Expenses	—	—%	1.9	0.4%
Operating Earnings	44.3	8.3%	37.4	7.2%
Other Expenses, net	4.4	0.8%	5.4	1.0%
Earnings Before Income Taxes and Equity Income	39.9	7.4%	32.0	6.2%
Income Tax Expense	11.9	2.2%	10.8	2.1%
Equity Income, net of tax	0.2	—%	—	—%
Net Earnings	28.2	5.3%	21.2	4.1%
Net Earnings Attributable to Noncontrolling Interests	0.3	0.1%	0.2	—%
Net Earnings Attributable to Herman Miller, Inc.	$27.9	5.2%	$21.0	4.1%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings Per Share – Basic	$0.46		$0.35
Weighted Average Basic Common Shares	59,885,597		59,550,289
Earnings Per Share – Diluted	$0.46		$0.35
Weighted Average Diluted Common Shares	60,450,848		60,098,189

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Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share and common share data)

	Nine Months Ended
	February 27, 2016		February 28, 2015
Net Sales	$1,682.3	100.0%	$1,591.5	100.0%
Cost of Sales	1,033.3	61.4%	1,009.7	63.4%
Gross Margin	649.0	38.6%	581.8	36.6%
Operating Expenses	494.1	29.4%	453.6	28.5%
Restructuring and Impairment Expenses	—	—%	1.9	0.1%
Operating Earnings	154.9	9.2%	126.3	7.9%
Other Expenses, net	12.3	0.7%	14.8	0.9%
Earnings Before Income Taxes and Equity Income	142.6	8.5%	111.5	7.0%
Income Tax Expense	46.1	2.7%	37.3	2.3%
Equity Income, net of tax	0.4	—%	0.1	—%
Net Earnings	96.9	5.8%	74.3	4.7%
Net Earnings Attributable to Noncontrolling Interests	0.8	—%	0.2	—%
Net Earnings Attributable to Herman Miller, Inc.	$96.1	5.7%	$74.1	4.7%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings Per Share – Basic	$1.61		$1.25
Weighted Average Basic Common Shares	59,837,132		59,430,575
Earnings Per Share – Diluted	$1.59		$1.23
Weighted Average Diluted Common Shares	60,406,676		59,996,867

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Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Nine Months Ended
	February 27, 2016	February 28, 2015
Net Earnings	$96.9	$74.3
Cash Flows provided by Operating Activities	125.9	109.8
Cash Flows used for Investing Activities	(58.0)	(200.5)
Cash Flows provided by (used for) Financing Activities	(76.6)	50.7
Effect of Exchange Rates	0.3	0.3
Change in Cash	(8.4)	(39.7)
Cash, Beginning of Period	63.7	101.5
Cash, End of Period	$55.3	$61.8

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	February 27, 2016	May 30, 2015
ASSETS
Current Assets:
Cash and Cash Equivalents	$55.3	$63.7
Marketable Securities	7.3	5.7
Accounts and Notes Receivable, net	183.9	189.6
Inventories, net	135.3	129.6
Prepaid Expenses and Other	53.6	74.9
Total Current Assets	435.4	463.5
Net Property and Equipment	265.4	249.5
Other Assets	487.8	479.7
Total Assets	$1,188.6	$1,192.7

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	143.5	164.7
Accrued Liabilities	216.6	198.7
Total Current Liabilities	360.1	363.4
Long-term Debt	240.2	289.8
Other Liabilities	67.9	88.8
Total Liabilities	668.2	742.0
Redeemable Noncontrolling Interests	27.6	30.4
Herman Miller, Inc. Stockholders' Equity	492.0	419.8
Noncontrolling Interests	0.8	0.5
Total Stockholders' Equity	492.8	420.3
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$1,188.6	$1,192.7

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